Exhibit 99.1

       PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. COMPLETES
PURCHASE OF WESTERN WAFFLES, LTD.

St. Louis, MO, November 15, 2005. . .Ralcorp Holdings, Inc. (NYSE:RAH) announced today that it has completed the purchase of Western Waffles, Ltd., a Canadian manufacturer of private label frozen griddle products. Western Waffles had net sales of $75 million dollars (USD) throughout the U.S. and Canada for the year ended December 31, 2004. Western Waffles’ management team will continue operations at its three manufacturing facilities in Canada where it employs approximately 370 people. Terms of the transaction have not been disclosed.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes and corn-based snacks; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

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